Exhibit 10.1

Geovic Mining Corp.
743 Horizon Court, Suite 300A
Grand Junction, CO 81506

February 26, 2007

FG Group
c/o Endeavour Financial
Suite 3123-595 Burrard Street
P.O. Box 49139 Three Bentall Centre
Vancouver, BC V7X 1J1Canada

Re:	Matters Described in Letter Agreement dated May 1, 2006 with Geovic Ltd., as amended through October 31, 2006 (“Amended Letter Agreement”)

Gentlemen:

     Reference is made to the Amended Letter Agreement, to which FG Group, as defined therein, Geovic Ltd. (“Geovic”), the wholly owned subsidiary of Geovic Mining Corp. (“GMC”) and William A. Buckovic (“Buckovic”) are parties. The undersigned acknowledge and agree that:

     1.      This Agreement, when signed and accepted by the undersigned shall supersede and replace the Amended Letter Agreement, and GMC shall assume, and succeed to, the obligations and rights of Geovic as stated in this Agreement. Terms that are defined in the Amended Letter Agreement shall have the same meaning in this Agreement, unless the context otherwise requires.

     2.      The Business Combination described in the Amended Letter Agreement was completed December 1, 2006, and upon completion GMC issued the following securities, among others:

     (a)      3 million GMC warrants (the “FG Warrants”), of which one thousand (1,000) FG Warrants are now exercisable [i.e. have “vested”] to purchase 1,000 shares of GMC common stock at an exercise price of $2.25 at any time through December 1, 2008 (“Warrant Expiration Date”), and 2,999,000 FG Warrants will become exercisable [i.e. become “vested”] at an exercise price per warrant described in the Amended Letter Agreement [the greater of: (i) $2.25 or (ii) 85% of the price at which GMC common shares are sold in a financing transaction which results in vesting, as applicable] during the period commencing at completion of financing transactions by GMC in which at least $30 Million is raised from the placement of GMC equity securities (the “Subsequent Financing Closing Date”) and ending on the date that is three years from the Subsequent Financing Closing Date.

FG Group
February 26, 2007

     (b)      GMC issued 6 million shares of its Series A Convertible Preferred Stock (“Series A Preferred”) to former holders of FinCo preferred shares. Prior to the issuance, GMC filed its Certificate of Designation of Series A Convertible Preferred Stock (“Certificate of Designation”) in Delaware, describing the rights, privileges and preferences relating to the Series A Preferred issued in connection with the Business Combination. Among other provisions, the Certificate of Designation provides, in pertinent part, that outstanding shares of Series A Preferred shall automatically be converted into a like number of shares of GMC common stock under the following circumstances:

     (i)      If GMC receives proceeds of at least Thirty Million Dollars ($30,000,000) in gross amount from one or more equity financings (the “Minimum Financing”) at a price of $2.25 (the “Minimum Price”) per share of Common Stock or higher on or before June 1, 2008 (the “Earn Out Date”), on terms reasonably satisfactory to the Board of Directors of GMC and the financing(s) was completed through the efforts of at least one of the holders of the outstanding Series A Preferred, then an aggregate of 3,000,000 outstanding Series A Preferred shall be converted into an equal number of shares of GMC common stock; and

     (ii)      For each additional $10,000,000 in gross amount of equity financing (an “Incremental Financing Amount”) above the Minimum Financing at the Minimum Price or higher for which GMC receives the proceeds before the earlier to occur of (X) Completion of equity financings in amounts equal to $60,000,000 in total (the “Total Financing”), or (Y) the Earn Out Date, and provided the financing(s) was completed through the efforts of at least one of the holders of the outstanding Series A Preferred, an additional 1,000,000 shares of Series A Preferred will be converted into an equal number of shares of GMC common stock, pro rata among the holders of the then outstanding Series A Preferred. (By way of example, and for the avoidance of doubt, under the Statement of Designation, if only one equity financing for $20,000,000 is completed by December 31, 2007; no shares of Series A Preferred would be converted to GMC common stock as of such date; if an additional $20,000,000 of equity financing is completed by March 31, 2008, the Minimum Financing will be deemed completed and 4,000,000 shares of Series A Preferred would be converted into an equal number of shares of GMC common stock, pro rata among the holders of the outstanding Series A Preferred at the time of the completion of the latter financing; if thereafter an additional Incremental Financing Amount ($10,000,000) is completed at May 1, 2008, an additional one million (1,000,000) shares of Series A Preferred would be converted into an equal number of shares of GMC common stock, pro rata among the holders of the Series A Preferred.)

FG Group
February 26, 2007

     (iii)      Once GMC has received the proceeds from the Total Financing at the Minimum Price per share of GMC common stock or higher, all Series A Preferred shall have been converted to GMC common stock and no Series A Preferred shall remain outstanding. All Series A Preferred converted to GMC common stock shall be retired and may not be reissued.

(iv) The Earn Out Date may be extended only with the prior written approval of the Board of Directors of GMC.

     3.      GMC, with the help of one or more holders of outstanding Series A Preferred, intends to sell approximately Cdn$54.0 million or more of equity securities (to be sold in “GMC Units” of one (1) GMC share and one-half a warrant to purchase an additional GMC share) during the first half of 2007 (the “New Financing”). The terms of the New Financing include a selling price less than $2.25 per GMC common share in each GMC Unit, and as a result, under the terms of the Statement of Designation, no shares of outstanding Series A Preferred would be automatically converted into shares of GMC common stock upon completion of the New Financing.

     4.      In order to induce FG Group and holders of the outstanding Series A Preferred to assist the Company to complete the New Financing, GMC hereby agrees with FG Group and the six holders of the outstanding Series A Preferred, all of whom are intended to become parties to this Agreement by signing a copy of this Agreement, as follows:

     (a)      If the New Financing is completed in accordance with the terms of the Agency Agreement of even date herewith between GMC and certain agents, it is expected to result in gross proceeds to GMC of at least Cdn$54.0 million, including proceeds from exercise of an over-allotment option relating to Cdn$4 million of Units at the offering price (“Over-Allotment Option”). Therefore, notwithstanding that the selling price per share of GMC common stock included in the GMC Units may be less than $2.25, a number of shares of GMC common stock equal to 90% of the number of shares of GMC common stock which would have been issued upon conversion of outstanding Series A Preferred had the New Financing raised at least the Minimum Financing amount at the Minimum Price or higher under the Certificate of Designation as described in Section 2(c)(i) and (ii) above, (hereafter the “Exchange Shares”) shall be issued and delivered to the holders of outstanding Series A Preferred in exchange for delivery to GMC by such holders of a like number of shares of outstanding Series A Preferred for cancellation. The parties shall effect this exchange and subsequent exchanges by determining the following:

(i) The following is the gross proceeds from the New Financing delivered at Closing: Cdn$54,000,000.

(ii) The following is the United States dollar equivalent(“US$”) of the Gross Proceeds of the New Financing as agreed by GMC and FG Group: $46,500,000

FG Group
February 26, 2007

(iii) The following is 90% of the agreed United States dollar equivalent (“US$”) for the Gross Proceeds of the New Financing: $41,750,000.

     (iv)      The following is the number of Exchange Shares of Series A Preferred that shall be surrendered, pro rata according to total Series A shares held, by the undersigned Series A Preferred holders, to GMC in exchange for a like number of shares of GMC common stock, to be delivered within five business days of the Closing of the New Financing, subject to surrender of certificates representing the Series A Preferred Stock by the Series A Holders: 4,175,000.

     (v)      The surrendered shares of Series A Preferred shall be cancelled and no long available for issuance by GMC. GMC shall issue replacement certificates representing Series A Preferred stock for which certificates are surrendered but not exchanged.

(vi) The following is the number of shares of Series A Preferred that will remain outstanding following completion of the New Financing (the “Remaining Shares”): 1,875,000.

     (vii)      All of the Remaining Shares shall be converted into, or exchanged for, a like number of shares of GMC common stock if one or more equity financings totaling at least $18,250,000 are completed after the New Financing at the Minimum Price or higher by GMC before the Earn Out Date with the assistance of one or more holders of Series A Preferred.

     (viii)      If less than $18,250,000 is raised on the terms described in the preceding subsection, the Remaining Shares shall be converted into, or exchanged for, shares of GMC common stock pro rata at a rate equal to 1,000,000 shares of Series A Preferred for each $10,000,000 in equity financing completed on such terms before the Earn Out Date. Any such exchanges shall be completed pro rata among the holders of the Series A Preferred.

     5.      No modification, change or adjustment in the terms of any of the outstanding FG Warrants shall be made in connection with this Agreement or the New Financing, except the following:

(a) No change shall be made in the applicable exercise prices of the FG Warrants without the express written consent of GMC.

FG Group
February 26, 2007

     (b)      At the completion of the New Financing, 1,175,000 FG Warrants shall become vested, pro rata among the holders of the FG Warrants. The other 1,824,000 FG Warrants (the “Remaining Warrants”) shall be unvested

     (c)      All of the Remaining Warrants shall be vested if one or more equity financings totaling at least $18,750,000 are completed after the New Financing at the Minimum Price or higher by GMC before the Earn Out Date with the assistance of one or more holders of Series A Preferred. Vesting shall be deemed to occur on the date of closing of the GMC financing transaction pursuant to which the vesting occurred.

     (d)      If less than $18,750,000 is raised in equity financings by GMC on the terms described in the preceding subsection, the Remaining Warrants shall be vested pro rata at a rate equal to 1,000,000 Warrants vested for each $10,000,000 in equity financing completed on such terms before the Earn Out Date. If fewer than all the Remaining Warrants become vested under this provision, vesting shall be pro rata among the holders of the Remaining Warrants.

     (e)      All FG Warrants that become vested in accordance with the terms of this Agreement shall expire on the date that is three years from the closing of the financing transaction pursuant to which they became vested.

     (f)      FG Warrants that do not become vested by the Earn Out Date shall be deemed cancelled and no longer enforceable or in effect, and holders shall surrender such unvested FG Warrants to GMC at its request. The Company may refuse to honor the exercise of any FG Warrant that does not become vested under the provisions of this Section 5.

     6.      Notwithstanding anything to the contrary in Sections 4 and 5 above, the parties agree as follows:

     (a)      To the extent that GMC sells fewer than 1.6 million Units under the terms of the Over-Allotment Option, then the number of Series A Preferred shares exchanged and the FG Warrant vested shall be reduced proportionally, pro rata among the holders, and the amount required to be raised by GMC to achieve conversion of the remaining Series A Preferred stock and vesting of unvested FG Warrants shall be increased appropriately, consistent with the other terms of this Agreement.

     (b)      The Company may, at its election, exchange 3,150,000 shares of Series A Preferred for a like number of common shares at the initial closing of the offering, and exchange additional shares of Series A preferred described in Section 4 above, upon the closing and delivery of securities sold under the Over-Allotment Option.

     (c)      If the Over-Allotment Option is not exercised in full, the Company shall notify holders of the FG Warrants as to the number of FG Warrants which became vested as a result of the New Financing, including exercise of the Over-Allotment Option.

FG Group
February 26, 2007

     7.      In the event that the Board of Directors of GMC determines to complete the GMC equity financings for total gross proceeds that are less than $18,750,000 when such amount was reasonably available to GMC at a price per GMC common share equal to or higher than the Minimum Price ($2.25), then, not withstanding the actual amount of the gross proceeds received, the holders of all outstanding shares of Series A Preferred shall be entitled to exchange all of such shares for a like number of shares of GMC common stock, and all unvested FG Warrants shall become vested and exercisable as of the Earn Out Date. FG Warrants which become vested pursuant to this Section shall expire three years from the earlier of: (i) closing of an equity financing by GMC to which this Section applies, or (ii) the Earn Out Date.

     8.      In the event that prior to the Earn Out Date: (i) GMC is subject to a take-over bid by an arm’s length third party, or (ii) enters into an agreement to complete a business combination with an arm’s length third party, prior to closing of such take-over bid or business combination, all the outstanding Series A Preferred shares shall be converted into a like number of GMC common shares and all outstanding FG Warrants shall become vested on the date that either of items (i) or (ii) is publicly announced by GMC.

     9.      Pooling Agreement. GMC, as the Issuer, and the other undersigned parties to this Agreement hereby agree that the terms of the Pooling Agreement, described in Section 11.1(b) of the Amended Letter Agreement, shall remain in full force and effect and GMC shall be bound by such agreement, and shall be subject to the restrictions on transfer set forth in Attachment A hereto (which is the same Attachment A to the Amended Letter Agreement). The restrictions set forth in Attachment A may only be amended by the Board of Directors of GMC with the prior written consent of the holders of a majority of outstanding Series A Preferred, such consent not to be unreasonably withheld.

     10.      Assuming completion of the New Financing and the exchange of outstanding Series A Preferred for GMC common stock as described in this Agreement, then the obligations of Geovic under the Amended Letter Agreement are deemed by the undersigned to be completed and superseded by this Agreement, and the Amended Letter Agreement shall be deemed to be of no further force or effect.

     11.      This Agreement may be signed in counterparts, each of which shall be deemed original, and facsimile signatures shall be effective.

     12.      This Agreement shall be enforceable under the law of Delaware, except that principles of conflicts of law shall not apply.

     13.      Unless otherwise indicated, all references to “$” in this Agreement refer to United States dollars.

FG Group
February 26, 2007

GEOVIC MINING CORP., a Delaware corporation By: /s/ John E. Sherborne, Jr. John E. Sherborne, Jr., Chief Executive Officer

FG GROUP By: /s/ Frank Giustra Frank Giustra

GEOVIC Ltd., a Cayman Islands corporation By: /s/ John E. Sherborne, Jr. John E. Sherborne, Jr., Chief Executive Officer

Acknowledgment and Agreement

     William A. Buckovic, a party to the Amended Letter Agreement, hereby agrees to the foregoing.

/s/ William A. Buckovic William A. Buckovic

Acknowledgment and Agreement

     The undersigned six holders, who are the holders of all outstanding shares of Series A Preferred Stock of Geovic Mining Corp., a Delaware corporation, each holding the number of shares of Series A Preferred set forth below, by signing a copy of this Agreement acknowledges and agrees to the terms and conditions of the Agreements.

FG Group
February 26, 2007

Name	Number of Shares of Series A Preferred
ENDEAVOUR MINING CAPITAL CORP.	315,000
By /s/ Bill Koutsources
Name Printed: Bill Koutsources
CFO, Director & Secretary

FIORE AVIATION CORPORATION	335,000
By /s/ Frank Guistra
Name Printed: Frank Guistra

THE RADCLIFFE FOUNDATION	1,725,000
By /s/ John Proust
Name Printed: John Proust

ALCARON CAPITAL CORP.	1,600,000
By /s/ A. Sedun
Name Printed: A. Sedun

WINFIELD TRADING LTD.	300,000
By /s/ Alison Lawton
Name Printed: Alison Lawton

THE MAGNUM PARTNERSHIP	1,725,000
By /s/ Henry D. Lee
Name Printed: H.D. Lee

Attachment A

     The parties agree that subject to any early release provisions that the Board of Directors of Geovic Mining Corp. may decide upon and except for Resource Post-Consolidation Common Shares issued to: (i) existing Resource Shareholders holding a total of 500,000 Resource Post-Consolidation Common Shares and who are not directors, officers or insiders of Resource, (ii) Finco Common Shareholders who had participated in the Subscription Receipt Financing, (iii) former holders of Finco Financing Warrants, (iv) Geovic Optionholders holding Geovic Options with an exercise price of $2.15 or greater, upon the due exercise of such Geovic Options (which will be replaced with Resource Options (as defined in the Scheme of Arrangement) with an exercise price of $1.08 or greater), (v) Geovic Warrantholders, upon the due exercise of such Geovic Warrants, (vi) holders of Finco Performance Warrants, (vii) holders of compensation options issued by Finco in connection with the Subscription Receipt Financing, (viii) Gary R. Morris pursuant to the executive employment contract dated May 1, 2006 between Geovic and Mr. Morris providing for a special bonus of options to purchase 10,000 Geovic Shares by Mr. Morris upon the completion and approval of an environmental study and plan on Geocam’s cobalt-nickel mining project prior to February 1, 2007 and (ix) to Buckovic pursuant to the exclusive option agreement dated April 24, 2006 between Geovic and Buckovic whereby Buckovic grants to Geovic the exclusive and irrevocable option to purchase 5 shares with a value of $29,900 per share, representing 0.5% of the issued and outstanding shares of Geocam held by Buckovic, in exchange for the issuance by Geovic of 69,500 Geovic Shares to Buckovic at a deemed purchase price of $2.15 per Geovic Share (which will be adjusted to a deemed purchase price of $1.08 per Resource Post-Consolidation Common Share):

(a)

all of the Resource Post-Consolidation Common Shares, including upon due exercise of Geovic Options with an exercise price of less than $2.15 (which will be replaced with Resource Options (as defined in the Scheme of Arrangement) with an exercise price of less than $1.08), issued to directors, officers or insiders of Geovic Mining Corp., to all other Finco Common Shareholders upon the completion of the Scheme of Arrangement, and to Finco Preferred Shareholders will be subject to a pooling arrangement whereby:

(I)	10% of a holder’s Resource Post-Consolidation Common Shares are transferable on the date that is 12 months following the Effective Date;

(II)	15% of a holder’s Resource Post-Consolidation Common Shares are transferable on the date that is 15 months following the Effective Date;

(III)	15% of a holder’s Resource Post-Consolidation Common Shares are transferable on the date that is 18 months following the Effective Date;

(IV)	15% of a holder’s Resource Post-Consolidation Common Shares are transferable on the date that is 21 months following the Effective Date;

(V)	15% of a holder’s Resource Post-Consolidation Common Shares are transferable on the date that is 24 months following the Effective Date;

(VI)	15% of a holder’s Resource Post-Consolidation Common Shares are transferable on the date that is 27 months following the Effective Date; and

(VII)	the balance of each holder’s Resource Post-Consolidation Common Shares are transferable on the date that is 30 months following the Effective Date; and

(b)

all other Resource Post-Consolidation Common Shares issuable upon the completion of the Scheme of Arrangement or the due exercise of Geovic Options with an exercise price of less than $2.15 (which will be replaced with Resource Options (as defined in the Scheme of Arrangement) with an exercise price of less than $1.08) will be subject to a pooling arrangement whereby:

(I)	5,000 Resource Post-Consolidation Common Shares are transferable to each such holder on the Effective Date;

(II)

the greater of 25% of a holder’s Resource Post-Consolidation Common Shares or 5,000 Resource Post-Consolidation Common Shares are transferable on the date that is 6 months following the Effective Date;

(III)

the greater of 25% of a holder’s Resource Post-Consolidation Common Shares or 5,000 Resource Post-Consolidation Common Shares are transferable on the date that is 12 months following the Effective Date;

(IV)

the greater of 25% of a holder’s Resource Post-Consolidation Common Shares or 25,000 Resource Post-Consolidation Common Shares are transferable on the date that is 18 months following the Effective Date; and

(V)	the balance of each holder’s Resource Post-Consolidation Common Shares are transferable on the date that is 21 months following the Effective Date,

and for greater certainty, if the date of issuance of the Resource Post-Consolidation Common Shares underlying Geovic Options or any other security convertible into Resource Post-Consolidation Common Shares occurs after the Effective Date, the pooling arrangement will be amended accordingly so that a greater number of such Resource Post-Consolidation Common Shares are transferable on the date of such issuance.